Exhibit 10(n)

PARKER-HANNIFIN CORPORATION

SUMMARY OF THE COMPENSATION OF THE NON-EMPLOYEE MEMBERS

OF THE BOARD OF DIRECTORS

Adopted August 14, 2008, effective October 1, 2008

Annual retainer for Audit Committee Chair:	$112,500
Annual retainer for Human Resources and Compensation Committee Chair:	$107,500
Annual retainer for each of the chairs of the Corporate Governance and Nominating Committee and the Finance Committee:	$105,500
Annual retainer for non-chair committee members:	$97,500

Meeting fees of $1,500 for attending any Board or Committee meeting during any fiscal year in excess of the number of regularly scheduled Board or Committee meetings by more than two.

Annual restricted stock grant